Exhibit 99.1

Blue Water Announces Acquisition of ENTADFI®, an
FDA-Approved  Benign Prostatic Hyperplasia Asset

Acquisition Transforms the Company into a Broader Pharmaceutical Company Spanning Multiple Sectors

Company Announces Corporate Name Change to Underscore Broader Focus

Company to Host a Conference call Today, April 20th, at 8:30am EDT to Discuss Asset Purchase and Company Transformation

CINCINNATI, OH, April 20, 2023 -- Blue Water Vaccines Inc. (“BWV” or “Blue Water” or the “Company”), today announced the signing of an Asset Purchase Agreement (the “Agreement”) with Veru Inc. (“Veru”) for the purchase of ENTADFI®, an FDA-approved treatment for benign prostatic hyperplasia (“BPH”) that counteracts negative sexual side effects seen in men on alternative BPH therapies.

Under this Agreement, Blue Water will purchase ENTADFI® for a total consideration of $100 million, with $20 million upfront, paid in defined tranches through September 2024, and the possibility of an additional $80 million based on predetermined annual sales milestones. Blue Water will also assume royalty and milestone obligations under a previous asset purchase agreement, including a royalty on all sales and sales milestone payments of up to $22.5 million. In addition to all commercial materials, contracts, intellectual property, and regulatory records and filings, BWV will acquire all available inventory of ENTADFI®, approximately 125,000 bottles.

BPH, a condition in men in which the prostate gland is enlarged but not cancerous, is a common problem that affects the quality of life in approximately half of men over the age of 50 and over 90% of men over the age of 85. Men with BPH suffer from challenges with urination flow, frequency, and urgency, and about 70% of men with BPH also experience sexual dysfunction. In 2022, according to IQVIA, there were approximately 44 million total prescriptions and 20 million new prescriptions related to BPH symptoms. ENTADFI® is designed to treat BPH and its associated symptoms. Over 55 million patients in the United States have or are at risk for BPH.

ENTADFI®, approved by the FDA in December 2021 for the treatment of BPH in men with an enlarged prostate, combines finasteride, a traditional BPH medication, and tadalafil, a BPH and erectile dysfunction medication, into a once daily pill. This allows patients to receive BPH medication without the negative side effects of traditional medication and has proven both safe and effective in multiple clinical trials prior to its FDA approval. In a pivotal Phase 3, double blinded, parallel-design clinical trial, 696 men, including those with co-morbid conditions, were randomized to initiate either tadalafil plus finasteride or placebo with finasteride over 26 weeks. Tadalafil and finasteride administered together demonstrated statistically significant improvement in the signs and symptoms of BPH compared to placebo with finasteride.

“With millions of men suffering from BPH and facing adverse side effects associated with current treatments, we are excited to support those patients and make ENTADFI® readily available for all,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water. “This purchase provides us an opportunity to advance Blue Water into the commercial space and to offset burn to provide key revenue supporting our vaccine candidate pipeline. Our core mission of helping patients in need remains strong and steadfast, and we look forward to developing this asset and our pipeline for patients around the world.”

“With completion of this deal and subsequent influx of capital, we are able to focus our efforts on advancing our late-stage clinical drug pipeline within our key markets, including Veru’s late-stage assets in oncology and infectious diseases,” said Mitchell Steiner, M.D., Chief Executive Officer of Veru. “With their commercially driven management team, we are confident that Blue Water is the right partner to take on ENTADFI® and continue to offer patients a new treatment for BPH with low potential for sexual side effects.”

ENTADFI® is currently available at pharmacies nationwide for prescription, but upon execution of this purchase, Blue Water intends to optimize sales, distribution, and marketing strategies to maximize access to ENTADFI® for BPH patients. Through this transformative acquisition, Blue Water expands to become a broader pharmaceutical company and will rely on its experienced management and leadership to drive success.

In January 2023, Frank Jaeger joined Blue Water as Vice President of Marketing and Business Development and is expected to lead commercialization and sales of ENTADFI® with his significant experience in men’s health products, such as JATENZO® and AndroGel 1.62%. During his previous leadership position at AbbVie, Mr. Jaeger doubled AndroGel 1.62% sales to $1.3 billion, achieved industry-leading product conversion, eclipsed Viagra as the largest global men’s health product in 2011 and 2012, and grew his division at AbbVie to the second largest unit within the company. In his new role at Blue Water, Mr. Jaeger is expected to lead the growth and development of ENTADFI® with his expertise and knowledge within both the drug commercialization and men’s health spaces.

To reflect the company transformation and robust pipeline, spanning multiple sectors, the Company’s Board of Directors has approved a corporate name change and rebranding to Blue Water Biotech. The name change is expected to take effect during, and rebranding activities will continue through, the second quarter of 2023. Prior to effectuating the name change, the Company’s common stock will continue to trade under the ticker symbol NASDAQ: BWV.

The Company will hold a conference call Today, Thursday, April 20, 2023, to discuss the purchase of ENTADFI® and outline clinical and commercial strategy moving forward. Details on the webcast are provided below:

Date & Time: Thursday, April 20th at 8:30am EDT

Conference ID: 2856646

Participant Toll-Free Dial-In Number: 1 (888) 660-6390

Participant Toll Dial-In Number: 1 (929) 203-1902

About ENTADFI®

ENTADFI® is an oral, once daily treatment for benign prostatic hyperplasia (“BPH”) that combines finasteride, a 5α-reductase inhibitor, and tadalafil, a phosphodiesterase 5 (PDE5) inhibitor, offering a more effective treatment option compared to other available therapies. Clinical trials have shown that ENTADFI® is more effective in treating BPH symptoms, including urinary frequency, urgency, weak stream, and difficulty initiating or maintaining urination, compared to finasteride monotherapy. Additionally, ENTADFI® has demonstrated a favorable safety profile, with fewer adverse sexual side effects compared to finasteride. ENTADFI® reduces potential for adverse sexual side effects, making it a preferred choice for men seeking relief from BPH symptoms without compromising their sexual health. ENTADFI® has received FDA approval for the indication of initiating treatment of the signs and symptoms of BPH in men with an enlarged prostate for up to 26 weeks. More information about BPH and full ENTADFI® prescribing information can be found on the product website at https://entadfipatient.com/.

About Veru Inc.

Veru is a biopharmaceutical company focused on developing novel medicines for oncology focusing on breast cancer and for SARS-CoV-2 and other viral and ARDS-related diseases.

Oncology program

The Company’s late-stage breast cancer development portfolio comprises enobosarm, a selective androgen receptor targeting agonist.

●	Enrolling Phase 3 ENABLAR-2 study of enobosarm + abemaciclib (a CDK 4/6 inhibitor) combination in AR+ ER+ HER2- metastatic breast cancer (second-line metastatic setting). The Company and Eli Lilly and Company have entered into a clinical study collaboration and supply agreement for the ENABLAR-2 study. Lilly will supply Verzenio® (abemaciclib).

●	Planned Phase 3 study of enobosarm in nonmeasurable bone only metastatic breast cancer.

Infectious disease program

●	COVID-19: Sabizabulin is an oral, first-in-class, new chemical entity, microtubule disruptor that has dual anti-inflammatory and host mediated antiviral properties. Veru has conducted a positive double-blind, randomized, placebo-controlled Phase 3 COVID-19 clinical trial in 204 hospitalized moderate to severe COVID-19 patients at high risk for ARDS and death. The primary endpoint was the proportion of deaths by Day 60. Treatment with sabizabulin resulted in a clinically meaningful and statistically significant 51.6% relative reduction in deaths (p=0.0046) and was well tolerated. FDA granted Fast Track designation to the Company’s COVID-19 program in January 2022. The Company is planning to conduct a Phase 3 confirmatory clinical trial to evaluate sabizabulin in hospitalized moderate to severe COVID-19 patients at high risk for ARDS. Veru has been granted a meeting with U.S. FDA in April 2023 to finalize clinical trial design and requirements for an EUA submission and new drug application.

●	Influenza: The Company is planning a Phase 3 clinical trial to evaluate sabizabulin in hospitalized influenza patients at high risk for ARDS.

Sexual health program - Urev

Veru also has a commercial sexual health division - Urev - comprised of FC2 Female Condom® (internal condom), for the dual protection against unplanned pregnancy and the transmission of sexually transmitted infections, which is sold in the U.S. and globally.

About Blue Water

Blue Water is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the Company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center, St. Jude Children’s Hospital, and The University of Texas Health Science Center at San Antonio. The Company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children, and prevention of pneumonia in older people at risk for contracting pneumococcal pneumonia, a significant unmet medical need. The advantage of this technology includes a serotype independent mucosal immunity that prevents colonization in the upper respiratory tract as well as systemic immunity that can confer serotype independent against invasive pneumococcal disease. The Company is also developing a Chlamydia vaccine candidate with UT Health Science Center San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. For more information, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to BWV’s ability to realize the benefits of the transactions contemplated by the Agreement, risks related to BWV’s ability to expand its business scope, risks related to the development of BWV’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in BWV’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2023 and periodic reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Media and Investor Relations Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

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